Exhibit 99.1

For more information, contact:
Beth Freeman
Director of Marketing
bfreeman@firstwave.net
770-431-1265

Thomas J. Rozycki, Jr.
GCI Group
trozycki@gcigroup.com
212-537-8016

Firstwave Reports First Quarter Results for 2003

Company reports quarterly earnings of $0.30 per basic share, an increase in license revenues and its sixth consecutive quarter of profitability

ATLANTA (April 22, 2003) - Firstwave Technologies, Inc. (NASDAQ: FSTW), a leading web-based, CRM solutions provider, today announced financial results for the first quarter of 2003.

Software license revenues increased 121% to $1.607 million in the first quarter of 2003 from $728,000 in the first quarter of 2002.  Maintenance revenues increased 18% from $448,000 in first quarter of 2002 to $529,000 in the first quarter of 2003.  Total revenues for the first quarter of 2003 were $4.281 million, a 6% increase over first quarter 2002 revenues of $4.056 million, despite a decrease in services revenues of 26% to $2.14 million from $2.88 million in the first quarter of 2002.

The Company reported net income of $724,000, or $0.30 per basic share, in the first quarter of 2003, compared to net income of $966,000, or $0.46 per basic share, in the first quarter of 2002.  The first quarter of 2003 marks Firstwave’s sixth consecutive quarter of profitability.

Firstwave reported a cash balance of $3.557 million at March 31, 2003, a decrease of $222,000 since December 31, 2002. The Company continues to carry no debt.

Firstwave continues to increase its market penetration and customer base.  The leading global services company which partners with Firstwave continued to contribute materially to the revenues for the quarter.

“Firstwave’s continued strong financial performance is evident from our first quarter results,” commented Richard Brock, President and CEO of Firstwave. “In a tough business climate, we delivered another strong quarter and continue to strengthen our operations to effectively reach new customers and efficiently serve existing customers.  The acquisition of Connect-Care was accretive to our first quarter earnings and, more importantly, the people and the products that we gained through the acquisition are proving to be a positive and valuable asset to our business.  I could not be more pleased with the acquisition.”

Mr. Brock continued, “Our Customer-First strategy continues to distinguish Firstwave in the CRM marketplace.  Our Company strategy to grow through acquisitions, organic growth and satisfied customers is working well.  As we roll out the latest version of our web-based software, we expect to gain further traction in our target markets, with the goal of increasing revenues and shareholder value.”

Firstwave will hold its first quarter earnings conference call today, April 22, 2003, at 4:30 P.M. EST.  To participate in the call from the United States or Canada, please dial (888) 515-2781 approximately five minutes prior to the start time.  To participate in the call from outside the United States or Canada, please dial (719) 457-2605 five minutes prior to the start time.  The Conference ID is 585748. Two hours after the completion of the conference call, a digital recording of the call will be available for seven days, and may be accessed by dialing (888) 203-1112 from inside the United States or Canada and (719) 457-0820 from outside the United States or Canada and entering the Conference ID 585748.

The call, which will be simultaneously broadcast live over the Internet, may be accessed at http://www.firstcallevents.com/service/ajwz379554805gf12.html or www.firstwave.net beginning at 4:15 P.M.

Please allow extra time prior to the call to visit the broadcast website and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of the live call.

ABOUT FIRSTWAVE

Firstwave® Technologies, Inc. is a global provider of web-based, strategic, CRM solutions that automate and optimize how companies win, maintain and grow customer relationships. With over 18 years of experience in CRM, Firstwave strives to maintain the depth and industry experience required to address the unique business needs of diverse companies.  Firstwave’s CRM Suite streamlines business processes and boosts any company’s ability to obtain new customers and manage and service existing customers. The product’s revolutionary web-based XML features and .Net architecture incorporates and complements Firstwave’s legacy of CRM best practices which has earned the Company numerous industry awards and accolades.  Firstwave is headquartered in Atlanta, Georgia.  For more information, visit the Company’s web site at www.firstwave.net <http://www.firstwave.net> or call 1-800-540-6061.

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NOTE:  Except for historical information contained herein, the matters set forth in this communication are forward-looking statements. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, should and words of similar meaning.  The Company notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as the Company’s capital requirements and other liquidity concerns, potential fluctuations in quarterly results due to market demand, competition, technological developments, the Company’s ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission (“SEC”), under the caption “Certain Factors Affecting Forward Looking Statements,” which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof.  The Company currently does not anticipate updating this information.  The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2003 or beyond.

Firstwave Technologies, Inc.

Selected Financial Information

(in thousands; except per share data)

Consolidated Income Statement

	Quarter Ended March 31,
	2002	2003

Revenues	$4,056	$4,281

Operating income	1,028	769

Income before income taxes	1,032	780

Net income	$1,032	$779

Dividends on preferred stock	(66)	(55)

Net income applicable to common shareholders	$966	$724

Basic:
Earnings per share	$0.46	$0.30
Weighted average shares	2,100	2,430

Diluted:
Earnings per share	$0.33	$0.24
Weighted average shares	3,108	3,299

Consolidated Balance Sheet

	Dec 31, 2002	March 31, 2003

Cash	$3,779	$3,557
AR and other current assets	3,070	4,385
Total current assets	$6,849	$7,942

Long term assets	2,954	7,069

Total assets	$9,803	$15,011

Current Liabilities	2,982	4,748
Shareholders Equity	6,821	10,263

Total liabilities and shareholders equity	$9,803	$15,011